SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:      October 10, 2013

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 - Other Events

Omagine, Inc. (the "Company") is providing the following information in response to several shareholder inquiries and in order to keep our shareholders informed of the Company’s activities.

The comments in our August 5, 2013 report on Form 10-Q for the period ended June 30, 2013 continue to be accurate.  His Excellency Ahmad bin Nasser Al Mehrzi, the Minister of Tourism of Oman returned from summer leave in late September. Management believes that the previously reported frozen decision-making process within many Omani government ministries, including the Ministry of Tourism (“MOT”), has now been un-frozen.

Given the frustrating delays endured by our long-suffering shareholders, management wishes to provide maximum visibility into the DA signing process currently underway and has therefore decided to provide below verbatim transcripts of two internal Company communications which occurred during the last 2 days.

On Wednesday, October 9, 2013, the Company’s president, Mr. Frank J. Drohan telephoned His Excellency, the Minister of Tourism who was unavailable at the time and Mr. Drohan then sent His Excellency the following SMS note:

Hello Your Excellency,

I am presently in New York - returning to Muscat soon. Tried to call you. May we speak please? I have big pressure from shareholders and Royal Court re: signing Date for Omagine DA. Can you please advise proposed signing date please ?

Greatly appreciated.

Best regards,
Frank Drohan

Also on Wednesday, October 9, 2013, Mr. Drohan instructed Omagine LLC’s attorney, Mr. Sean Angle, to telephone the Minister and follow up with him regarding the aforesaid SMS note.

On Thursday, October 10, 2013, Mr. Angle called and spoke at length on the telephone with His Excellency Al Mehrzi, the Minister of Tourism. Following that conversation Mr. Angle emailed Mr. Drohan a detailed summary of his conversation with the Minister. Following is a transcript of that email:

From:                  Angle, Sean Sean.Angle@dlapiper.com
To:                      Frank J. Drohan <frank_drohan@omagine.com

Frank

As requested, I called His Excellency today. He answered my call to his mobile almost immediately.

It was a very easy going and friendly conversation. The first point to note is that I detected not a single hint of defensiveness or attempts to put me off. It was clear to me that he was very comfortable indeed both speaking with me, the lawyer for the Omagine Project, and relating to me quite a bit of details about the status of the Project, what the remaining issues were and what the next steps were.

Contrast this with earlier conversations that I have had with other ( previous ) ministers at that ministry and other lower officials where I encountered significant avoidance type language and defensive attitudes, and the tone ( alone) of the call with His Excellency today starts to hold even greater significance than perhaps some of the more solid facts  he related to me during the call as I detail below.

In respect of the content of the call please note the following;

1. I started by asking that we needed to agree as soon as possible a pathway to the signing of the Development Agreement ( DA ). He was apologetic for the delays and lack of communications . The reason he said was that HE The Undersecretary, ( Maitha ) and her team had been working very hard to resolve a number of the outstanding issues surrounding the Project and which needed internal Government  liaison with other Government Ministries and Departments.

2. He said that in respect of what he termed the "facilities" for the project, all issues are now resolved. He referred as an example the roads access. So I am taking this to mean such other "facilities" as water, electricity, telecoms ,and the like. We will of course need to clarify more fully on this, but he was quite clear when he said that all issues regarding the "facilities" were now resolved.

3. I then asked him whether there were any outstanding issues that needed any further discussion and agreement in respect of the DA before we could get it ready for signature. He said that there were two such issues that he could remember. They were as follows;

( a ) There were concerns about the access of the Public to the beach /sea side of the project plot. He said that the idea of the Government is that they want free and unrestricted access of the public to the area from the sea and the beach. I said that I would take instructions about this. He said that he didn’t think it would be a particularly difficult issue to resolve.

( b ) There were also concerns that the Government wanted to see a construction schedule which had the Tourism Components of the project being started and constructed first rather than the Real estate components. I said that I didn’t think this would be an issue . I had recalled seeing the schedule a while ago and that much of these components were being started early in the schedule . So I felt relatively safe saying this. But I did also say that I would obtain instructions on the point from Frank and his team.

4. His Excellency repeated several times during the call that everything was actually progressing very well on the project from the ministry side, and that his teams had been working very hard indeed to resolve in particular , all of the issues with other ministries regarding what he termed the "facilities". It was clear to me that indeed, there had been quite a bit of "behind the scenes "activity in this regard and that they were quite comfortable with the progress . Of course, we have had no visibility on this part, but I think this might just explain it. Culturally they would not want to be telling us anything unless it was good news. So, if they were still trying to resolve issues internally "Government Department to Government Department", we would not know about that until it was done. So this gives even greater significance to his statement at Paragraph 2 above. He would not have told me this unless it was actually done and hence "good news".

5. I asked him whether we could get some clarity as to the timing for the process towards the signing of the DA. He said he wasn’t able to commit to exact timing yet. He said that he had told the Undersecretary, Maitha to write us a letter listing the final outstanding issues (detailed above) and asking for our responses. I said that we will turn that around very quickly as soon as we get it so that we can then all agree a final path to signing.

6. I suggested that the best approach will be for us all to sit around a table to agree the final points. He seemed quite okay with that suggestion. He said that we will get the letter after Eid. I couldn’t get a timing from him on that. Therefore, what we will have to do is press for that letter the first day we are all back after Eid. Oman has announced its Eid holidays for both Government and private sectors as Monday to Thursday of next week inclusive, but I suspect that its likely to be all of next week that the Government will be effectively out of action if not actually closed. Certainly His Excellency was saying that its now the Eid holiday and therefore we will get nothing from the Ministry until after that break. That is, we are not going to hear anything until the 20th October at the earliest.  UAE Government is closed all week. Our office is closed Monday, Tuesday and Wednesday. I am contactable all week though Frank on my mobile.

7. I also had a good joke with His Excellency about the subtle pressure that has been exerted upon him from what he called "our Omani friends". He said that he had had conversations with Mr. Suleiman and HE Nasser from the Royal Court several times about the project.

8. He also told me that His Majesty The Sultan had approved the Project. This information was offered completely "out of the blue" and almost mid-sentence as he was explaining another point to me about the progress being made by his internal teams on the deal. The fact that he actually offered this information unsolicited by me,  is very significant in my view. I have dealt with Ministers of His Majesty's cabinet for over 23 years, and I can assure you Frank that they most certainly do not say that sort of thing lightly or unless they know for sure that it is accurate information.

9. Immediately after he told me that His Majesty had approved the Project, he also said that he wanted to move ahead quickly to have all matters sorted out so that signing could occur. He said that of course, the final documents will need to go again to the Ministry of Finance and Ministry of Legal Affairs for their approvals as per the standard procedures of the Government. He then said however, that once that is done, he was going to be very proud indeed to sign the DA and see the project move forward.

So all in all the call was what I would describe as excellent Frank. Its honestly one of the most positive , easy and pleasant calls I have ever had with any senior Government Official in Oman. His Excellency was clearly very comfortable speaking with me about the deal, was quite happy to offer information and I didn’t need at any time to drag information from him. There was ( as I say above) no defensiveness or reticence at all. This is a very good sign in my view.

As to next steps I think the following is advisable Frank;

1. You should write to HE thanking him for the call and confirming how pleased Sean was to speak and that it was all very positive.

2. You should also say that we look forward to receiving the letter from him/Maitha soon after Eid, listing the final issues that need to be agreed.

3. Tell him that we will turn around those issues and the letter very quickly and that we want to sit with HE and Maitha and their teams as quickly as possible after Eid to resolve all final matters so that the final process towards signing ( i.e. approvals from MOF and MOLA ) can be sorted efficiently.

I hope the above is helpful Frank. It seems that the Ministry may well have been quietly and carefully beavering away over the past several months on this deal. It would of course have been nice to know what they were doing, but it appears that something indeed has been happening there and that is good news.

Finally, as ever, I caution some degree of care in the reaction to this apparently good news. As ever, in Oman, lots of pleasant words will usually be followed by inaction and frustration at the Government not moving at a speed that we would all hope and like. Whilst I strongly suggest that we politely but firmly continue to exert pressure upon His Excellency and his teams in the Ministry, I also expect that they will take their time and move at their own slow pace. But at least there appears to be a more positive and helpful forward motion in the air .

Please feel free to call me Frank, should you need me to do anything over the coming days.

All the best

Sean

Sean Angle

Partner

T +971 4 438 6360
F +971 4 438 6101
M +971 55 224 4061
E sean.angle@dlapiper.com

DLA Piper Middle East LLP
www.dlapiper.com

Working days: Sunday - Thursday

The summer holidays are now over and the EID holiday ends in the third week of October.  All ministers of State are, as would be expected, very careful people in their communications with the outside world. His Excellency Ahmad bin Nasser Al Mehrzi, the Minister of Tourism is especially practiced in the communication arts, having most recently served as Oman’s Ambassador to France. Based therefore on the continued assurances from the Government of Oman as reflected in His Excellency, the Minister of Tourism’s words quoted above, management continues to be of the opinion that the DA will be signed before the end of 2013. From the words of the Minister – who represents His Majesty’s Government - it would be near-impossible to draw any conclusion other than that the Government of Oman is serious about signing the DA with Omagine LLC as soon as possible.

While the workings of Government are often shrouded in secret, management is of the opinion that its patient and relentless lobbying of the Royal Court has had the desired effect. The date for the DA signing has not yet been confirmed and we therefore cannot yet definitively say when the Development Agreement for the Omagine Project will be signed.

About Omagine, Inc., Omagine LLC and the Omagine Project

Omagine, Inc., through its 60% owned subsidiary Omagine LLC is focused on designing and developing the Omagine Project in the Sultanate of Oman, as well as other real-estate, entertainment and hospitality development opportunities in the Middle East and North Africa. The shareholders of Omagine LLC are (i) Omagine, Inc. (60%); Royal Court Affairs representing His Majesty the Sultan of Oman (25%); and Consolidated Contractors International Company, SAL, (15%). The Omagine Project is expected to cost approximately $2.5 billion U.S. Dollars to design and build and the project is expected to generate very substantial positive cash flow for its shareholders.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (as described in our previous SEC Reports) to sign the Development Agreement with the Government of the Sultanate of Oman.

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable
(b)           Not applicable
(c)           Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: October 10, 2013	By:	/s/ Frank J. Drohan
Frank J. Drohan
Chairman of the Board,
President and Chief
Executive Officer